PK Kirk, Inc.

9245 Laguna Springs Drive

Suite 200

Elk Grove, CA 95624

March 10, 2021

Re: Consent from Counsel

I hereby consent to the incorporation by reference my legal opinion dated March 10, 2021, as an exhibit to the Regulation A Tier II Offering Circular. I also hereby consent to the use of my name under the heading "Interests of Named Counsel" in the Offering Circular.  This opinion may not be relied upon, used by, or distributed to any person or entity for any purpose other than that expressly set forth herein without our prior express written consent.

Sincerely yours,

/s/ Kaliah Kirkland

Attorney at Law

9245 Laguna Springs Drive, Suite 200, Elk Grove, CA, 95758 | 916.826-6188 | kaliah@kkirklandlaw.com